Exhibit 99.1

Q3 FY2016 Liquidity Services, Inc. Earnings Call

Operator: Good day, ladies and gentlemen, and welcome to the Q3 2016 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and- answer session and instructions will follow at that time.

[Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Julie Davis, Senior Director of Investor Relations. You may begin.

Julie Davis

Senior Director-Investor Relations

Thank you, Sam. Hello, and welcome to our third quarter fiscal year 2016 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Michael Sweeney, our Chief Accounting Officer.  We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, August 4, 2016, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.  During this call, we will discuss certain non- GAAP financial measures. In our press release and our filings with SEC, each of which is posted to our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

Additionally, our guidance for the fourth quarter fiscal year 2016 adjusts non-GAAP EBITDA and non-GAAP diluted EPS or stock-based compensation cost, which we estimate to be approximately $3 million.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thanks, Julie. Good morning, and welcome to our Q3 earnings call. I’ll review our Q3 performance and provide an update on key strategic initiatives. Next, Mike Sweeney will provide more details on the quarter.  Finally, Jorge Celaya will provide our outlook for the current quarter.

Liquidity Services reported Q3 results above our guidance range in both the top and bottom line, driven by strong volume and velocity of sales across our commercial and government   client base, strong buyer demand and a more efficient operating environment.

We also benefited from the growth of new fee-for-service offerings with both commercial and government clients. We exited the quarter in a strong financial position to pursue our growth initiatives, with approximately $130   million in cash and zero debt. I am proud of the results our team achieved this past quarter, serving our customers with a high level of quality and service, while continuing to manage the transformation of our business.

This past quarter, we worked diligently to ready the launch of our first marketplace on our new LiquidityOne e- commerce platform in the coming months, which will expand our addressable market, while offering new capabilities and services to sellers and buyers.

Our willingness to invest in our business is a direct function of the significant growth opportunities we see ahead to leverage our knowledge, network of customers and emerging capabilities.

The growth of our commercial and municipal government business remains the focus of our long-term strategy. In addition to championing our significant transformation efforts, our team continues to win in the marketplace, by offering solutions with better service, scale and results. Our message is resonating with clients, as we signed over 33 new commercial accounts this past quarter.

Adjusted for the divested Jacobs Trading business, our commercial and municipal government   business collectively recorded its highest GMV results in six quarters. Our energy vertical grew 22% year-over-year in Q3; and our industrial, retail and municipal government   verticals, all grew GMV in the double-digits year-over-year on a comparable basis in Q3.

Our large and growing buyer base and comprehensive marketing programs continued to deliver strong results for our sellers. For example, on behalf of a global electronics manufacturer, we completed the online auction of late model surface-mount test equipment, located in Malaysia. The sale drew 41 qualified bidders from 15 countries, resulting in over $2 million in sales proceeds, a result that was 36% higher than the client’s initial expectations.

In closing, we are in the midst of a significant investment program to develop a more diversified, scalable business and drive innovative solutions for our customers. We recognize the uneven growth and visibility that accompanies the transformation of our business.

However, these long-term investments will enable us to capitalize on the need for our platform, data and services, as our clients cope with macro trends in globalization, the growth of e-commerce and sustainability.

Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute our long-term growth strategy.

Now, let me turn it over to Mike for more details on Q3 results.

Michael E. Sweeney

Chief Accounting Officer & Vice President

Thanks, Bill. As Bill noted, we finished the third quarter of fiscal year 2016 above our guidance range for GMV, adjusted EBITDA and adjusted EPS. So next, I’ll comment on our third quarter results with comparison to the prior-year period. Total GMV was $178.5 million, compared to $193.6 million in the third quarter of fiscal 2015.

Collectively, GMV in our municipal and commercial marketplaces reached $150.3 million for the quarter, an increase of $1.9 million or 1.3% over fiscal 2015 third quarter, when excluding the Jacobs Trading Company sold in 2015 and the wind down of the NESA business in Canada.

GMV in our GovDeals, or state and local government   marketplace, increased to $64.2 million or 17.1%, due to an increase in the number of new sellers and additional sales volume from existing clients. We now have nearly 9,000 total clients, further penetrating the $3 billion state and local government market.

GMV in our commercial marketplaces decreased to $86.1 million or 16.7%, as a result of the sale of the Jacobs Trading Company, the wind down of the NESA business and reduced product flows within our retail business, offset by stronger capital asset deal flow. Excluding Jacobs Trading and NESA, GMV was down 8% in the commercial marketplaces.

GMV in our DoD marketplaces decreased to $28.3 million or 20.5%, as a result of lower commodity prices and a shift in property mix to lower value properties.

Total revenue was $85.2 million, as compared to $89.7 million last year, and was primarily impacted by the same factors as provided for GMV. Technology and operations expenses decreased to $22.5 million or 9%, due to the sale of the Jacobs Trading Company in fiscal 2015. As a percentage of revenue, technology and operations expenses decreased to 26.5% from 27.6%.

Sales and marketing expenses decreased to $10 million or 2.8%, due to the sale of the Jacobs Trading Company in 2015. As a percentage of revenue, sales and marketing expenses slightly increased to 11.7% from 11.4% in the prior year, as a result of the lower revenue.

General and administrative expenses decreased to $9 million, or 13.7%, due to the sale of the Jacobs Trading Company and the wind down of the NESA business. As a percentage of revenue, general and administrative expenses decreased to 10.6% from 11.7% in the prior year.

Net loss for the third quarter of fiscal 2016 was $0.1 million, as compared to net income of $1.6 million in the prior year, a decrease of 107.7%. Adjusted net income decreased 50.8% to $2.1 million; and adjusted EBITDA decreased 13.9% to $4.8 million, mostly due to the year-over-year decreases in revenue in our commercial marketplaces and DoD businesses already discussed.

Diluted earnings per share decreased 107.5% to break even; and adjusted diluted earnings per share decreased 52.0% to $0.07, based on approximately 30.7 million diluted weighted average shares outstanding.

During the third quarter, Liquidity Services generated $13.9 million of operating cash flow, an increase of 31.5% from prior year, primarily driven by changes in working capital, partly offset by the decrease in earnings.

We continue to have a strong debt-free balance sheet. At June 30, 2016, we had a cash balance of $129.9 million, current assets of $185.3 million, total assets of $296 million and $110.9 million in working capital.

Capital expenditures during the quarter were $1.9 million. We expect capital expenditures for fiscal year 2016 to be between $6 million and $8 million.

I’ll now turn it over to Jorge for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

Thanks, Mike. Good morning, everyone.  As our third quarter results reflect, our focus on growth in our commercial business and operating efficiency is proving to be successful in establishing the foundation for long-term growth.

We are attracting a growing number of client programs and projects, complemented by an increase in buyer demand.  We’ve made changes in our approach with sales and accounts service teams and the ability to deliver solutions and results to our seller clients across our marketplaces.

We are excited by the traction we are showing ahead of the rollout of our LiquidityOne marketplace platform and the new service offerings it will then enable. We still anticipate an uneven road ahead in the short -term, as we face transitions and macro conditions, in addition to project based volatility, as experienced this quarter.

Looking ahead,  our fourth quarter outlook reflects a seasonal decrease in activity across our marketplaces, in addition to the less favorable  product mix and increasing product costs of our DoD surplus contracts; the effect  of soft commodity pricing in our scrap marketplace; uncertainty of the timing and speed of recovery  in the energy sector; and lastly, the variability  in the timing and mix of property  we receive  from large client projects in our industrial, energy and retail programs.

As we complete our fiscal year 2016 and look towards fiscal 2017, we expect our business to continue to reflect periods of uneven financial performance due to the project based aspect of our business and the changing mix from our DoD contracts.

As we move towards the implementation of our new e-commerce marketplace platform, we will continue to have increased costs associated with our LiquidityOne platform rollout. In the fourth quarter, we expect the LiquidityOne expense to approximately be in the range of $1 million to $2 million.

On to guidance, we are expanding the financial measures included in our guidance to give shareholders additional information.  Management’s guidance for the next fiscal quarter is as follows.

We anticipate GMV in the fourth quarter to range $155 million to $170 million. We expect GAAP net income to be in the range of negative $6.5 million to negative $3.5 million; and GAAP diluted EPS to range from negative $0.20 to negative $0.10.

We estimate non-GAAP adjusted EBITDA to range from a negative $4 million to a negative $1 million and non- GAAP adjusted earnings per diluted share to range from a negative $0.14 to a negative $0.05. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 30.7 million.

We will now take your questions.

Operator: [Operator Instructions] And our first question comes from the line of Dan Kurnos of Benchmark Company.  Your line is now open.

Dan L. Kurnos

The Benchmark Co. LLC

Great, thanks. Good morning. Congratulations on the quarter, guys. It was pretty solid. Just a few things here, maybe on the housekeeping front for us. I mean, look, if you take the guidance that you guys gave coming into the quarter and looking at the high end of guidance, you guys exceeded the high end of GMV guidance by a little bit, but your EBITDA was much stronger than expected.

Can you just talk about — I mean we worked with the press release to see some of the puts and takes there, but is some of that due to the fact that either the LiquidityOne first marketplace rollout got pushed back a couple months?

— I think we were expecting it to be launched this summer — or does it really just have to do with the incremental service sales and some of the benefits you’re seeing in improved scrap pricing and improved deal and mix flow? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Let me give that some context. I believe we have guided on the LiquidityOne milestone to be the fourth quarter of our fiscal year, so that’d be the three months ending September 30. That is still the target.

Our business model benefits from three things: one, more volume on the platform, which is ultimately an activity metric; two, a higher rate of return achieved on assets, that incremental price — or value creates operating leverage; and third is velocity. As our buying demand improves, things may tend to sell sooner in the marketplace. And when those three things come together, it creates operating leverage.

Additionally, we have taken measures over the last few quarters to continue to drive efficiencies in the business from an operational throughput and cost management perspective.  So I think all of those are factors when you look at the outperformance.  And some of the prepared comments referenced — we had a nice pull-through of velocity of asset sales in the June quarter, which is better than expected.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

Yeah. And I can add to what Bill just said. The deals that we had, that we expected when we gave guidance where we’re going to be in the fourth quarter, many of them came, actually, in June. And it was a good sign for us, for numerous reasons. One was that we had buyer demand coming in earlier than we expected, even in advance of setting up an auction.

And part of what that created was this higher demand and push — it created better pricing for us in the deals that we were selling. So the fall through that we experienced was higher than we would’ve anticipated. So that’s part of the reason that you see better bottom line performance incrementally, right, from a fall -through perspective than you would’ve on the top line. So that’s part of it.

And the other is that, of course, we’re aligning our cost and our fixed expenses on a certain level, warehouse expenses and so forth. And when we get this acceleration, especially on these kinds of project -based deals, we just had, again, better fall-through on that. So those are just some of the reasons why we end up with that disconnect, albeit it’s a good disconnect to have.

Dan L. Kurnos

The Benchmark Co. LLC

So that’s really helpful.  So let’s take that a step further then, because I know that a lot of investors are certainly trying to figure out what the margin profile looks like longer term now. I mean understanding that you’re not going to give us a number and we’ll get 2017 guidance next quarter.

Can you least give us kind of directionally or at least some more additional color around where you’re at from an organizational, streamlining perspective?  And at this point, understanding that we still have to go through the transition on the DoD side, how you feel about just sort of margin trends in general, including the benefits of some of the growth in the service side?

William P. Angrick

Chairman & Chief Executive Officer

So let me do my best in answering your question without answering your question, which is guidance for 2017. So I’ll first start by saying that we are in the process, like we are at this time of year and really doing the deep dive on 2017. So with that said, we’ve indicated that 2017 will continue to be a transitional year for us with LOT expenses, but also the transitioning as we roll out different marketplaces on the LOT initiatives.

That being said, yes, this third quarter, as I mentioned in my opening comments, gives us some comfort that we’re getting traction that we can see what we can do in our non-DoD business. But that still has a way to go. We have made operational improvements.  We have addressed in our infrastructure costs — for example, in our energy sector.

Now we see some beginnings of good activity for us in the energy sector. And will that play out? We have to wait and see, right? One quarter doesn’t necessarily make the trend. We have a seasonal low coming in Q4, so it’s hard to benchmark from there.

And lastly, I would say that as we get some comfort around the traction, we know that going forward we need these commercial businesses, including our state and municipal business, to continue its growth, its double-digit growth.

The rest of the commercial businesses, which are commercial capital assets, which includes our industrial business and our energy business and also on the retail front, to continue to expand, grow, and grow its current client base, because we know we’re going to have the headwinds next year from both DoD contracts. One is the SV contract that comes off and goes into the new contract starting in October, with little to no transition, and the wind down on the surplus contract, which we’re now almost at the end of selling through over the next quarter or two, selling through, the remainder of the CV3 contract pricing. And we’re going to be at some point in 2017 into a full CV3 — sorry, CV4 stand-alone contract.

Dan L. Kurnos

The Benchmark Co. LLC

Go ahead, I’m sorry.

William P. Angrick

Chairman & Chief Executive Officer

Just to supplement those comments, in terms of the competitive landscape and how we’re positioned, we’re very pleased with the embrace of our solutions. We’ve not only leveraged the liquidity and asset -disposition capabilities that we uniquely provide — many of the notable transactions are global Fortune 500 companies with assets in different regions that are trying to reach a buyer base for very high-value assets and those move the needle. And we saw that in June, as far as contributing to strong top and bottom line growth.

Our pricing for these services, as well as the sales channels, has been very well received.  Our take rates are mid- teens and higher.  So we believe the brand and solution is well-positioned in the marketplace with large local companies. We’re doing more to help clients outsource reverse supply chain activities. We’ve seen OEM clients give us more, as they try to hollow out costs and narrow their focus to original equipment design and branding.  So we’re seeing good top line take rates and market share expansion and strong positioning relative to alternatives in the reverse supply chain.

Dan L. Kurnos

The Benchmark Co. LLC

So Bill — and not to monopolize the time here — I’ll just ask one more I guess. And to that point, I guess the question would be can you give us any longer tailed color on the timing of rollout of LiquidityOne? Do you get more aggressive since you have the underpinnings in place here?

And then on the service side, if you think that — do you have anything particularly noteworthy in the pipeline on the service offerings that you could kind of highlight or do you get more aggressive on rolling out more service   offerings in the near term? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

So we’re a 16-year-old company, and this is the first sort of end-to-end business platform transformation we’ve ever done. So we are not going to rush the process. We are going to do it methodically. We’re going to do it in a very disciplined way to ensure that for the next several decades, we’re positioned with a modular, extensible, cloud-based infrastructure that can bring client’s reliability and security and our clients and buyers a great customer experience.

So we’re doing staggered releases to manage feedback from the marketplace and allow us to refine the product that we bring to the marketplace. I would say the exciting thing for us is the restart of the company in terms of the user experience, the features and services that we’re providing.

So return to management services are part of what we talked about — retail supply chain, OEM customers and retailers looking for not only the ability to monetize assets, but the ability to track and manage where these returns are coming from, ability to refurbish and add value to the items, to move them in multiple channels. So we believe that on a bundled service basis, there’s a lot to add to the core liquidation marketplace for retail supply chain.

We’re also tapping into new verticals, which are high-value verticals, with the ability to use our platform as a disruptive, more efficient way to allow sellers and buyers to transact. We realize that the traditional way of selling has been more of a direct, person-to-person selling or live auction experience. And we believe we’re on the front end of taking that experience to more of a platform-based discovery of products, with the appropriate services to get buyers comfortable that they can discover and find and buy high-value assets.

So those are areas that will take shape as we move through fiscal 2017; and we’re going to do it with the focus on quality and reliability, not necessarily just speed. And in parallel, we’re running our as -is business with our legacy systems and platforms. And that’s why I noted we were pleased with our ability to straddle both the current state and work on our future state initiatives in this past quarter.

Dan L. Kurnos

The Benchmark Co. LLC

And, Jorge, sorry, go ahead.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

And, Dan, just to add a little more color. The services that we’re — and I don’t want to get ahead of — as we go doing the platform and so forth, but we’re looking kind of across the board.  If you take our state and municipal business, they have a business model that they’ve been very successful doing.

And part of LiquidityOne is to see how we expand their sales process, their delivery process and their capability to maybe non-state and municipal businesses. How do we do that for their type of clients, but in a different — call it a different vertical, right, a different sector.

And those capabilities and being able to take the best of what we do in the different businesses and giving that capability to the other businesses that we have is also a critical aspect of it. Everybody is doing their day-to-day to deliver the results and deliver on their clients and continue to serve their clients, but I think our business leaders also have an eye on the future.

And how they’re going to take advantage of the LiquidityOne capabilities and how strategically we can use our current capabilities, our future platform, to think beyond what maybe we do today and offer services that we think are going to be very valuable in the marketplace.

Dan L. Kurnos

The Benchmark Co. LLC

All right, great. Thanks for all the color, really appreciate it.

Operator: And our next question comes from the line of Gary Prestopino of Barrington Research. Your line is now open.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Hey. Good morning, everyone.  Bill, I went through my Q2 report, and I think you basically said there, or someone said, that service revenue would not continue to grow because it was more project-related in the back half of the year. And we have another fee revenue growth of about 17% this quarter. So is two quarters the start of a trend here, or was there, again, more project-specific revenue there that will not be repeated going forward?

William P. Angrick

Chairman & Chief Executive Officer

Well, I’d like to make a follow-up to make sure that the math is consistent on service revenue growth. I would reiterate that the strategy is to bundle services around the core marketplace transactions. We have clients that are asking us to do more for them to track and manage assets, as well as provide certain data discovery around where these assets are coming from, their identity.

It is fascinating to us that a lot of the product that’s returned at the stores, OEMs leave it to the retailers to manage; and they really have no idea what the volume or source of those returns are. So we’re trying to provide visibility to that.

We believe that over time, the service revenue streams are attractive, high-margin opportunities, and further sort of integrate clients into our business model. So I would say no major change in the current quarter versus the March quarter, but something that we’ll continue to talk about as we move forward.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. That’s fine. And then in terms of the pricing as you go into next year on the new contracts, which should diminish your gross margin, I guess, is the thought process there that what you’re doing on the LiquidityOne transformation will help you mitigate some of the impact of that decline in gross margin in terms of the efficiencies you’re going to derive, plus maybe the ability to increase auction prices for each of the contracts? Can you maybe help me a little bit with that?

William P. Angrick

Chairman & Chief Executive Officer

Yes, yes. Well, we’re talking about the DoD contract. We must remember, independent of the pricing, we have seen some secular changes in the volume and mix of property coming through the surplus and scrap programs.

And throw in there that commodity prices for things like copper and aluminum have been down 50- plus percent year over year. So that has really little to do with our pricing model and has a lot to do with what is in the supply chain that’s being referred to us and how these commodity-driven categories are being priced in the marketplace.

So that’s certainly been a headwind for the Company.  We’ve talked about it the last several quarters.  In addition, we have new pricing. Now, we always deal with change in the scope of work and change in what we get paid to do that scope of work in not only the DoD, but in other situations.

And so, it’s incumbent upon us, Gary, to make sure that we’re managing our costs and that we’re holding both the client and our teams to the detailed scope of work plan. And in some cases, we’ll be looking to manage cost by having either the seller takes on more responsibilities that we’re no longer responsible for or even the buyers. So that is one way to mitigate the change in the price or cost of goods sold under those contracts.

And we’ll work through that in the coming year and we believe we have a lot of experience in doing that and can manage through that. But we don’t control commodity prices. We don’t control whether we’re being given high- value or low-value property.  That’s really something that’s a cyclical issue with the DoD supply chains.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. Thank you.

Operator: [Operator Instructions] And our next question comes from the line of Colin Sebastian of Robert Baird. Your line is now open.

Colin Sebastian

Robert Baird

Hi. It’s actually Robert Baird for Colin. Just quickly, I was wondering how much of the upside this quarter was due to the pull-forward of some of those deals from the fourth quarter maybe relative to the underlying fundamental growth you’re starting to see in the business.

And then with respect to the energy industrial strength this quarter, how should we think about the directional trend of that vertical going forward?  And is that more macro dependent than anything else? And just some color there would be helpful.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

So let the take your first question. As we said, I guess, in our opening remarks, the main driver for exceeding the third quarter guidance was due to some of these project deals being brought forward.  But there was also some outperformance from a buyer pricing perspective that allowed us to make, as I indicated, better fall-through in the quarter on those particular projects.

So I think there’s a good bit. I’m not sure that I would look at that and say, well, then that’s — if you push it forward, then there’s no trend. Projects are, by their nature, lumpy. We don’t look at this one quarter to the next quarter to next. We look at it in the long run or in the medium term how these things are progressing.

So especially with the seasonality in the fourth quarter, I would say that it’s hard just to look sequentially and say, well, I’m going to plot this to that next quarter to the next quarter. And as I said, it gives us — the takeaway, I think, is that it gives us comfort that there is a healthy potential there, evidenced by what we can accomplish in our third quarter.

We need to get through to a fourth quarter that’s typically seasonally lower than other quarters, and then going to the next year. But we’re still going to have the lumpiness of projects; and the project can easily fall from a July to a June. And I don’t think it necessarily impacts the trend one way or the other at least in my mind.

As to your second question, do you mind repeating yourself?

Colin Sebastian

Robert Baird

The energy vertical.

William P. Angrick

Chairman & Chief Executive Officer

Yeah. I think the energy vertical, which we’ve commented on a few times, that’s a big vertical.  It’s something where people will react to sharp changes with hesitation how they make decisions. There’s a new normal I think that’s slowly being embraced by sellers and buyers in that vertical, and we’re seeing some flow and liquidity as a result that I think will be potentially healthy, potentially a good upside for the company in the future.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

We did see in the energy vertical; the consignment business was relatively healthy. Again, that vertical is much smaller than it was 18 months ago, but we structured that business. We continued with the investments in sales and the operating team so that when things turn around, we could take advantage of it. And we had a good quarter, not only on the project-based business, but in the consignment business and energy. And I think that’s a good sign. But let’s get through the seasonal fourth quarter and then see how the trend picks up or continues or not as we go into next year.

You also, I think, asked about the industrial business. And again, that’s probably lumpier than the energy business from that standpoint. So I don’t know that the macro conditions on the industrial business have that big of an   effect, certainly not as much as in our scrap DoD business or our energy business. So it’s more about operational effectiveness for us on the industrial business. It’s getting out there and just growing from a volume perspective, both our consignment, but also our project business.

And again, that’s going to be lumpy. That business is quite international.  So the fourth quarter has a particular effect in Europe, for example, from the third to the fourth quarter. So there’s a lot of factors in there. I don’t know if I’m giving you enough color, but that’s kind of where we are.

That’s helpful. Thank you very much. And again, congrats on the good quarter.

Operator: I’m showing no further questions in the queue at this time. I would now like to turn the call back to Julie Davis, Senior Director of Investor Relations, for any further remarks

Julie Davis

Senior Director-Investor Relations

Okay. Thank you for your participation on today’s call. Please contact us if you have additional follow-up questions. Have a nice day.

Operator: Ladies and gentlemen, thank you for participating in today’s conference.  This does conclude today’s program.  You may all disconnect. Everyone, have a great day.